THROUGHOUT THIS AGREEMENT, WHERE INFORMATION HAS BEEN REPLACED BY AN ASTERISK (*), THAT INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

KATHY HILTON LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement") is made and effective as of the 13 th day of October, 2006 (“Effective Date”), by and between KRH Licensing Company, LLC. , a newly formed California corporation with an office and place of business at 250 North Canon Drive, 2 nd Floor, Beverly Hills, California 90210 (collectively, "Licensor"), and OmniReliant Corp. , a Florida corporation with an office and principal place of business at 4902 Eisenhower Blvd., Suite 185 Tampa, Florida 33634 ("Licensee") (together the "Parties").

WITNESSETH :

 WHEREAS , Richard Hilton is the worldwide owner of the KATHY HILTON trademark and all variations and combinations thereof, including various U.S. Trademark Registrations therefore, including Reg. No. 2,884,868 in International Class 24 for bed linens, et. seq.; Reg. No. 2,882,681 in International Class 20 for furniture; and, Reg. No. 3,018,255 in International Class 14 for jewelry (collectively, the “Licensed Mark” or “Licensed Marks”); and,

 WHEREAS , pursuant to a master license agreement, Richard Hilton has granted all worldwide rights to the Licensed Marks to the Licensor herein; and,

WHEREAS , Licensee is a newly incorporated Florida corporation specifically formed to develop the Licensed Marks with the intent of manufacturing, promoting and selling Licensed Products (as hereinafter defined) , and Licensor further desires to obtain the personal services of Ms. Kathy Hilton pursuant to the terms of this Agreement in connection with the formulation and manufacture as well as the promotion and sale of the Licensed Products; and

WHEREAS, Licensor is willing to grant the license contained in this Agreement and (the “License”)   Licensee desires to obtain from Licensor, the exclusive right and license to use the Licensed Marks in the Territory (as hereinafter defined) in connection with the manufacture, promotion, distribution and sale of Licensed Products.

NOW, THEREFORE , in consideration of the premises and mutual agreements contained herein, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions: The following definitions shall apply:

A.   Territory . All countries of the world and all duty-free-shops, ships, airplanes, military bases and dip lomatic missions of every country of the world , including , but not limited to, retail, wholesale, the world-wide web, radio, multi-level marketing, newspapers, magazines, direct respons e, infomercials,   television shopping networks and any other channel of distribution and sale approved in writing by Licensor, which approval shall not be unreasonably withheld, conditioned or delayed.

B.   Licensed Products . All products comprising goods within the scope of the description of International Class 3 as defined in the records of the United States Patent and Trademark Office, namely: Men's and Women's skincare products, fragrances, cosmetics and related personal care products such as body lotion, body cream, body mist, hand cream, bath and shower gel, massage oil, dusting powder, after shave, after shave balm or gel, deodorant stick and bath soap, and home/environmental products such as candles, potpourri and incense bearing the Licensed Marks. Notwithstanding the foregoing, in the event that Licensee does not develop and begin the marketing of a fragrance under the Licensed Marks with 18 months of the Effective Date, Licensee shall forfeit the rights for fragrance (deleting such category from this definition of Licensed Products) and Licensor shall be free to develop itself or license a third-party to use the Licensed Marks for a fragrance.

C.   Licensed Mark or Licensed Marks . The trademark KATHY HILTON and such other trademarks as are, from time to time, agreed to by Licensor. At   Licensor’s cost, Licensor has or will file to register the Licensed Mark in the United States Patent and Trademark Office in International Class 3 for :   Men's and Women's skincare products, fragrances, cosmetics and related personal care products such as body lotion, body cream, body mist, hand cream, bath and shower gel, massage oil, dusting powder, after shave, after shave balm or gel, deodorant stick and bath soap, and home/environmental products such as candles, potpourri and incense.

D.   Net Sales . The arms-length sales price at which Licensee or any Subsidiary or Affiliate (as hereinafter defined) bills its Non-Subsidiary or Affiliate customers for Licensed Products (or ultimate consumers in the case of infomercial sales) less: (i) all returns of damaged, defective or other merchandise, actual trade and cash discounts and allowances provided to customers, and taxes directly applicable to the sale of Licensed Products to s uch customers (such as sales, use, excise, value added or similar taxes) ; (ii) as actually incurred and reserved for; (ii) actual charges and reserves for all freight and shipping and handling charges , credit card fees, refunds, credits , insurance costs, duties and other governmental charges paid by the Licensee in connection with such sales to customers to the extent such expenses are stated separately on any invoice; (iii) all receipts from the sale of Licensed Products sold to bone fide customers at a cost below Licensee’s landed duty paid cost (or the equivalent of such pricing) for such Licensed Products (“Below Cost Sales”) but   only to the extent that the aggregate gross sales of Below Cost Sales in any Annual Period (as hereinafter defined) do not exceed fifteen percent (15%) of total gross sales for such Annual Period ; and, (iv) all of Licensee’s actual out-of-pocket expenses for samples, displays, brochures, gift-with-purchase goods and promotional materials and packaging supplies actually supplied to Licensee’s customers (but not including Licensee’s expenditures for any advertising of Licensed Products). Notwithstanding the terms of sub-section (iii) above, Licensee shall not be excused from paying royalties on sales of Licensed Products above the 15% level and on sales that are not Below Cost Sales.

The reserve for shipping and handling charges, credit card fees, refunds, credits or other actual trade and cash discounts and uncollectibles shall initially be 10% of Net Sales and shall be adjusted (and liquidated, if applicable) periodically based on actual experience.

E.   Subsidiary . Any corporation or other entity which is 100% directly or indirectly owned by Licensee.

F.   Affiliate . Any corporation or other entity which is at least 50% owned by Licensee.

G.   Annual Period. A 12 month period of time from January 1 st of a given year through December 31 st of the same year, except the first Annual Period herein shall run from the Effective Date through December 31, 2007.

ARTICLE 2
Grant of License Rights

Upon the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement, the sole and exclusive right and license to use the Licensed Mark in the Territory as a trademark in connection with the development, manufacture, promotion, advertising, distribution and sale of Licensed Products and on all brand identification materials, such as product packing, containers, promotional and sale materials, publicity materials, and in all advertising media, such as newspapers, magazines, radio, televisio n, infomercials, live television shopping, the world-wide web, cinema and similar media both presently existing or developed in the future. Sales of Licensed Products shall only be through any or all the channels of trade described in Article 1, paragraph A , but shall not include mass marketing stores such as Target, Walmart, K-Mart, Sam’s Club, Costco and Dollar General. Except as specified in Section 1(B) above, during the term of this Agreement and any extensions thereof, Licensor shall not grant any rights to any third party in connection with the Licensed Products for the Licensed Marks or any derivative thereof without Licensee ’s appr oval.

ARTICLE 3
Exclusivity of License

Licensee shall have exclusive rights to all of the licensed products described in Article 1, paragraph B, above. All rights not specifically granted to Licensee herein shall be reserved for Licensor , such that Licensor may use or grant others the right to use the Licensed Marks on or in connection with goods of all other types and descriptions in the Territory other than Licensed Products. Licensor further acknowledges and consents to Licensee obtaining other additional licenses for the manufacture and/or distribution of products similar to the Licensed Products during the term of this Agreement. Licensee, will not, during the term of this Agreement and thereafter, attack either Licensor's title in and to the Licensed Marks or the validity of this License.

ARTICLE 4

Term of Agreement

Subject to the rights of termination set forth in this Agreement, the initial term of this Agreement shall commence on the Effective Date and terminate on December 31, 2011 (the "Initial Term"). Licensee shall have the option to renew this Agreement for an additional five-year period (through December 31, 2016) as long as the Minimum Royalties (as hereinafter defined) for the Initial Term have been fully paid. Licensee shall notify Licensor of its intent to either renew or not renew no later than December 31, 2010. Following the expiration of the first renewal term on December 31, 2016, the Agreement shall renew pursuant to the provisions of Article 8 below. The Initial Term and all permitted extensions thereof shall be collectively defined as the “Term”.

ARTICLE 5

Confidentiality

The Parties acknowledge that all information relating to the business and operations of Licensor and Licensee which they learn or have learned during or prior to the Term of this Agreement is confidential. The Parties acknowledge the need to preserve the confidentiality and secrecy of such information and agree that, both during the Term of this Agreement and after the expiration or termination hereof, they shall not use or disclose same, and shall take all necessary steps to preserve in all respects such confidentiality and secrecy. The provisions of this Section shall not apply with respect to any information which has entered the public domain through no fault of the Parties. The provisions of this Section shall survive the expiration or termination of this Agreement.

ARTICLE 6

Duties of Licensee

A.     Commercially Reasonable Efforts . During the Term of this Agreement, Licensee will use its commercially reasonable efforts to exploit the rights granted herein throughout the Territory and to sell the maximum quantity of Licensed Products therein consistent with the   standards and prestige represented by the Licensed Mark.

B.   Design and Sample making . Licensor shall not be responsible for the production, design or sample making of the Licensed Products and Licensee shall bear all costs related thereto.

ARTICLE 7

Quality Standards

A.	Manufacture of Licensed Products; Quality Control .

(i)
The contents and workmanship of Licensed Products shall be at all times of the quality consistent with the reputation, image and prestige of the Licensed Marks and Licensed Products shall be distributed and sold with packaging and sales promotional materials appropriate for such quality products. The parties agree that the Licensed Products shall be of the quality, prestige and price similar to those of La prairie & Estee Lauder for skincare, Clarins & L’ Oreal for cosmetics , and Calvin Klein & Ralph Lauren for fragrances as those products are positioned in the marke tplace as of the Effective Date.

(ii)	Licensor, at its sole discretion, may from time-to-time determine the re-positioning of the Licensed Mark.

(iii)	All Licensed Products shall be manufactured, labeled, sold, distributed and advertised in accordance with all applicable national, state and local laws and regulations.

(iv)
Licensee shall submit to Licensor for prior written approval two preproduction samples of proposed Licensed Products, along with their proposed packaging and any other accompanying sales materials (the "Approval Package") for Licensor's review, which approval shall not be unreasonably withheld. In the event that Licensor does not respond to Licensee within 15 days of the receipt of any and all items within the scope of the Approval Package, any such item shall be deemed approved.

(v)
During the Term of this Agreement, upon Licensor's request, Licensee shall submit, free of charge to Licensor, the then current production samples of each Licensed Product marketed. Production samples submitted by Licensee for this purpose may be retained by Licensor. Further, Licensee shall provide Licensor with 100 samples of the various Licensed Products being distributed each year for Licensor to use for public relations and promotional purposes. All Licensed Products to be sold hereunder shall be at least equal in quality to the samples presented to the Licensor in the Approval Package. Licensor and its duly authorized representatives shall have the right, upon reasonable advance notice and during normal business hours, at Licensor's expense, to examine Licensed Products in the process of being manufactured and to inspect all facilities utilized by Licensee in connection therewith.

B.   Required Markings. Licensee shall cause to appear on all packaging of Licensed Products, (i) "the trademark, KATHY HILTON is licensed to OmniReliant Corp."; and such additional legends, markings and notices complying with the requirements of any law or regulation in the Territory and; (ii) such other legends, markings and notices as Licensor, from time-to-time, may reasonably request.

C.   Distribution . In order to maintain the reputation, image and prestige of the Licensed Marks, Licensee's normal distribution patterns shall consist of those means of distribution described in Article 2 of this Agreement.

D.   Sales Force . During the term of this Agreement, Licensee shall maintain a non-exclusive sales force suitable to carry out the purpose of this Agreement.

ARTICLE 8

Guaranteed Minimum Royalties & Right of Licensor to Terminate for Failure to Obtain Minimum Annual Sales Following the Second Extended Term

A.   Guaranteed Minimum Royalties. In consideration of both the license granted herein and the services to be performed by Ms. Kathy Hilton here under including, but not limited to, appearances on television shopping networks, in infomercials, and other personal appearances , Licensee shall pay to Licensor an annual guaranteed minimum royalty (the “Guaranteed Minimum Royalty” or “Guaranteed Minimum Royalties”) as follows:

  ANNUAL PERIOD GUARANTEED MINIMUM ROYALTIES

Annual Period	Dates	Minimum Royalty
1	Effective Date to 12/31/07	*
2	1/1/07 to 12/31/08	*
3	1/1/08 to 12/31/09	*
4	1/1/09 to 12/31/10	*
5	1/1/10 to 12/31/11	*

  In the event that the Initial Term of this Agreement is extended for an additional five-year term (January 1 st , 2012 - December 31 st , 2016 (the “First Extended Term”), the Guaranteed Minimum Royalty for each Annual Period of the First Extended Term shall be *. Subject to Licensor’s right to terminate in Sub Section (B) below for Licensee’s failure to reach the specified minimum annual sales, Licensee shall have the right to extend the Term of this Agreement for continuing subsequent five-year extensions by paying an increased Guaranteed Minimum Royalty of $* per Annual Period for each subsequent five-year period. In other words, the Guaranteed Minimum Royalty for each Annual Period from 1/1/17 through 12/31/21 (the “Second Extended Term”) will be $* and the Guaranteed Minimum Royalty for each Annual Period from 1/1/22 through 12/31/26 (the “Third Extended Term”) will be $* and so forth.

Notwithstanding the foregoing, if Licensee fails to pay the Guaranteed Minimum Payment for any Annual Period, that failure to make the Guaranteed Minimum Payment will not be deemed to constitute a breach of this Agreement, or to generate a claim for monetary relief, but shall merely give Licenser the right to terminate this Agreement upon 60 days’ written notice to Licensee . Upon such event, the parties agree that Licensee shall pay Licensor a termination fee of * within 60 days of the termination date, at which point Licensor shall be free to exploit itself or license a third-party to exploit the Licensed Products bearing the Licensed Marks.

The Guaranteed Minimum Royalty payable for each Annual Period shall be paid to Licensor semi-annually in advance on the first day of the month of each half year starting with the payment of the Guaranteed Minimum Royalty for the 2 nd Annual Period, such that each half of the Guaranteed Minimum Royalty Payments shall be paid on January 1 st and July 1 st of each Annual Period. Notwithstanding the foregoing, the Guaranteed Minimum Royalty for the first Annual Period shall be paid   thirty (30) days following the Effective Date . In the event that such payment is not timely made, Licensor shall have the right to cancel this Agreement, making it void ab initio, upon 5-days written notice to cure.

B.   Right to Terminate for Failure to Reach Minimum Annual Sales after the First Extension Term. Notwithstanding Licensee’s willingness to continue paying the specified Guaranteed Minimum Royalties specified above, Licensor shall have the right to terminate this Agreement and all rights granted hereunder in the event that Licensee does not reach the Minimum Annual Sales of Licensed Products in the Annual Periods specified below:

Minimum Sales of Licensed Products To Obtain Right to Extend Term for an Additional Period of Five Years	Dates of Term Extension if Required Minimum Sales are Achieved
$* in the Annual Period 1/1/2015 through 12/31/2015	1/1/2017 through 12/21/2021
$* in the Annual Period 1/1/2020 through 12/31/2020	1/1/2022 through 12/21/2026
$* in the Annual Period 1/1/2025 through 12/31/2025	1/1/2027 through 12/21/2031
$* in the Annual Period 1/1/2030 through 12/31/2030	1/1/2032 through 12/21/2036

ARTICLE 9

Sales Royalty; Stock in OmniReliant; Withholding Taxes

A.   Licensee shall pay to Licensor a sales royalty (the “Sales Royalty” or “Sales Royalties”) of *%) on each Annual Period's Net Sales on sales made in all venue s other than   infomercials. The Sales Royalty payable hereunder shall be accounted for and paid on a quarterly basis within forty-five (45) days after the close of the prior quarter's sales. In other words, the actual Sales Royalty will be paid 45-days in arrears computed on the basis of Net Sales during the quarter ending 45 days before the period upon which royalties are being paid, with a credit for any Guaranteed Minimum Royalties and Sales Royalty payments previously made to Licensor.

B.   Licensee shall pay Licensor a Sales Royalty payment of a minimum of *%) of Net Sales, on all revenues generated from the sale of the Licensed Products through infomercials sold in connection the Licensed Products. The Sales Royalties shall be paid quarterly, along with sufficient reports justifying the calculation of the Sales Royalty payments within forty-five (45) days after the close of the prior quarter’s sales. Should the infomercial’s performance exceed a *) media ratio, meaning the revenues generated by the infomercial exceeds three times the expenditures on the media, the Sales Royalty shall be increased to *%) of the Adjusted Gross Collected Revenues. The Sales Royalty on sales made through direct response infomercials will not exceed *%) of the Net Sales in infomercials. The Sales Royalty on all up-sells of Licensed Products shall be *%) greater than the applicable royalty rate based on the sliding scale stated in this Sub Section (B) attributable to the sale otherwise occurring during such up-sell. “Expenditures on the media” as that phrase is used herein shall be defined as the actual out-of-pocket expenses attributable to purchasing television air time and shall not include any and all costs associated with the production of the show content for such infomercial.

C.   If applicable, on behalf of Licensor, Licensee shall compute any payment of required taxes (other than United States Federal, state or local income taxes) which any governmental authority in the Territory may impose on trademark royalties being paid from such country. The amount of such taxes and the reasonable costs incurred by Licensee in determining those taxes, including, but not limited to, the cost of professional advisors, shall be deducted from the payments of royalties, provided that Licensor is entitled under applicable law to credit the amount of such taxes against its United States Federal Income Tax obligations. Licensee shall furnish Licensor with an official receipt (together with a translation thereof if not in English) promptly after each such payment of taxes. In the event such taxes are not paid when due, all resulting penalties and interest shall be borne by Licensee.

D .   The payment of Sales Royalties for any Annual Period in excess of the payments of the Guaranteed Minimum Royalty for the same Annual Period shall be credited against the Guaranteed Minimum Royalty due to Licensor for any other Annual Period.

E .   In addition to the Sales Royalties and Guaranteed Minimum Royalties being paid to Licensor herein, Licensor shall be further compensated by the receipt of *%) of the total outstanding shares of stock of OmniReliant Corp. as of the Effective Date. The parties acknowledge and agree that as of the Effective Date, the total outstanding shares of stock is * and thus Licensor shall receive * shares of stock of OmniReliant Corp. upon execution hereof. Licensee anticipates that it will bring in future equity investors into OmniReliant Corp. that will be issued shares of stock which will dilute Licensor’s ownership percentage and thereafter OmniReliant Corp. will become a wholly-owned subsidiary of a public company, at which point Licensor’s stock will be exchanged for stock in the public compan y, which is currently anticipated to be approximately equivalent to *% initial ownership in the public company on a fully diluted basis (a calculation which includes all outstanding warrants and options being exercised) ..

F .   The addresses for all Royalty Payments, including the Guaranteed Minimum Royalty shall be as follows:

(1)
*% of the initial Guaranteed Minimum Royalty payable upon execution hereof together with a stock certificate representing *% of the total outstanding shares of OmniReliant and *% of all other royalties payable hereunder to:

KHR Licensing Company, Inc.
250 North Canon Drive,
2nd Floor,
Beverly Hills, CA 90210

(2)
*% of the initial Guaranteed Minimum Royalty (which does not include any remuneration that Licensor is receiving from Licensee in stock benefits) payable upon execution hereof and *% of all other royalties to:

GLMAC
2875 NE 191 st Street
Suite 501
Aventura, Fl. 33180
Attn : Mr. Lucien Lallouz

ARTICLE 10

Advertising

Licensee agrees to spend in the United States for "consumer advertising" (as defined below) *% of Net Sales during each Annual Period.

For the other markets in the Territory, Licensee or its distributors will jointly spend not less than *% of Net Sales in such markets during each Annual Period. For purposes of television shopping networks, one-half (1/2) of the wholesale sales to television shopping networks shall be attributable to consumer advertising.

"Consumer Advertising" shall be understood to includ e , but not be limited to, newspapers, magazines, television, live television shopping, infomercials, radio, billboards (including related artwork and production charges fo r these five categories), retailer demonstration charges, retailer's catalogues, gifts-with-purchase including the gift aspect of value sets, direct mail, remittance envelopes, blow-ins, billing inserts (both scented and unscented), product samples, free goods (including those to Licensor for events and other public relation activities), window and counter displays (including testers, dummies, counter cards and other visual aids), special events, contests, publicity and promotions and cooperative advertising.

Licensor   understands the critical importance of live appearances on television shopping networks and infomercial production sessions. Therefore, Licensor undertakes at Licensee's request to make Ms. Kathy Hilton ("KH") available during each year of the term of this Agreement at reasonable intervals and for reasonable periods (which shall involve a maximum of eight (8) appearances of three (3) days each, exclusive of travel, for television shopping appearances, two (2) appearances of two (2) days each for infomercial production and two (2) appearances of one (1) day each for other personal appearances . Licensee shall also be entitled to the use of KH's likeness for advertising and promotional purposes upon Licensor's prior written approval first being obtained in each instance, which approval shall not be unreasonably withheld or delayed. Licensor shall make every reasonable effort, in light of KH's busy schedule, at the request of the Licensee, to arrange for KH's cooperation for publicity launch parties, personal appearances and radio and TV interviews (which shall be included in KH's obligations of   eight (8), two (2) and two (2) appearances discussed above). Licensee shall reimburse Licensor for the reasonable costs involved in providing KH plus one other individual, selected by Licensor, if they wish to attend, with first-class travel, lodging, food and other related expenses, which shall include the cost of hair, makeup and security personnel, mutually agreed upon in advance of each appearance attended by KH at Licensee's request. If KH fails to appear for a scheduled Licensor approved event, Licensee will have the right to deduct up to $* of its non-refundable out of pocket expenses incurred in connection with such specific event from the Sales Royalty. The failure to appear at a scheduled event could have a material adverse effect on the Licensee's ability to market the Licensed Products.

ARTICLE 11

Sales Statement; Books and Records; Audits

A.   Sales Statement .. Licensee shall deliver to Licensor at the time each Sales Royalty payment is due, a reasonably detailed report signed by a duly authorized officer of Licensee indicating by quarter the Net Sales and a computation of the amount of Sales. Such statement shall be furnished to Licensor whether or not any Royalties are payable hereunder for said period or whether any Licensed Products have been sold during the period of which such statement is due. Licensee shall deliver to Licensor, not later than ninety (90) days after the close of each Annual Period during the Term (or portion thereof in the event of prior termination for any reason), a statement signed by a duly authorized officer relating to said entire Annual Period, setting forth the same information required to be submitted by Licensee in accordance with the first Section of this Article and also setting forth the information concerning expenditures for the advertising and promotion of Licensed Products during such Annual Period required by Article 10 hereof.

B.   Books and Records; Audits . Licensee shall prepare and maintain, in such manner as will allow its accountants to audit same in accordance with generally accepted accounting principles, complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) in which accurate entries will be made covering all transactions, including advertising expenditures, arising out of or relating to this Agreement. Licensee shall keep separate general ledger accounts for such matters that do not include matters or sales related to this Agreement. Licensor and its duly authorized representatives shall have the right, for the duration of this Agreement and for one (1) year thereafter, during regular business hours and upon seven (7) business days advance notice (unless a shorter period is appropriate in the circumstances), to audit said books of account and records and examine all other documents and material in the possession or under the control of Licensee with respect to the subject matter and the terms of this Agreement, including, without limitation, invoices, credits and shipping documents, and to make copies of any and all of the above. All such books of account, records, documents and materials shall be kept available by Licensee for at least two (2) years after the end of the Annual Period to which they relate. If, as a result of any audit of Licensee's books and records, it is shown that Licensee's payments were less than the amount which should have been paid by an amount equal to *% or more of the payments actually made with respect to sales occurring during the period in question, Licensee shall reimburse Licensor for the cost of such audit and shall make all payments required to be made (along with accrued interest at the rate of *%)) to eliminate any discrepancy revealed by said audit within ten (10) days after Licensor's demand therefore.

ARTICLE 12

Indemnification and Insurance

A.   Indemnification of Licensor . Licensee of hereby agrees to save and hold Licensor, Kathy Hilton and its agents harmless of and from and to indemnify them against any and all claims, suits, injuries, losses, liability, demands, damages and expenses (including, subject to sub paragraph D below, Licensor's reasonable attorneys' fees and expenses) which Licensor or Kathy Hilton may incur or be obligated to pay, or for which either may become liable or be compelled to pay in any action, claim or proceeding against it, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including but not limited to those arising out of: (i) the alleged defect in any Licensed Product produced by Licensee under this Agreement; (ii) the manufacture, labeling, sale, distribution or advertisement of any Licensed Product by Licensee in violation of any national, state or local law or regulation or the breach of Article 5 hereof; (iii) any allegations of any nature and kind with regard to the advertisement, distribution and sale of Licensed Products.. The provisions of this Section and Licensee's obligations hereunder shall survive the expiration or termination of this Agreement.

B.   Insurance Policy . Licensee shall procure and maintain at its own expense in full force and effect at all times during which Licensed Products are being sold, with a responsible insurance carrier acceptable to Licensor, a public liability insurance policy including products liability coverage with respect to Licensed Products with a limit of liability not less than Two Million Dollars ($2,000,000). The liability coverage shall increase to a maximum amount of Three Million Dollars ($3,000,000) when sales of Licensed Products equal or exceed $10,000,000 annually. It shall be acceptable if such coverage is provided by a product liability policy and an additional umbrella policy. Such insurance policies shall be written for the benefit of Licensee and Licensor and shall provide for at least thirty (30) days prior written notice to the Parties of the cancellation or substantial modification thereof. Licensor and Ms. Kathy Hilt on shall be named as additional insured parties on each such policy. Such insurance may be obtained by Licensee in conjunction with a policy which covers products other than Licensed Products.

C.   Evidence of Insurance . Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in the form and substance reasonably satisfactory to Licensor of the maintenance of the insurance required by subsection   B above, including, but not limited to, copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments. Nothing contained in this Section shall be deemed to limit in any way the indemnification provisions of the sub Section A above.

D.   Notice . Licensor will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of Licensor. In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from Licensor, then Licensor shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to Licensee's indemnity obligation under sub Section A above, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the Licensor and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made. Nothing contained in this sub Section shall be deemed to limit in any way the indemnification provisions of the sub Section A above except that in the event appropriate action is being taken by Licensee, by counsel reasonably acceptable to Licensor, with respect to any not-trademark or intellectual property action, claim, suit or proceeding, Licensor shall not be permitted to seek indemnification from Licensee for attorneys' fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel. In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, Licensor shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

ARTICLE 13

The Licensed Marks

A.   Licensee shall not join any name or names with the Licensed Marks so as to form a new mark without the prior written consent of Licensor , which shall not be unreasonably withheld . Licensee acknowledges the validity of t he Licensed Marks, the secondary meaning associated with the Licensed Marks and the rights of Licensor with respect to the Licensed Marks in the Territory in any form or embodiment thereof and the goodwill attached or which shall become attached to the Licensed Marks in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and all uses of the Licensed Marks by Licensee shall inure to the benefit of Licensor. Licensee shall not, at any time, do or suffer to be done, any act or thing which may in any way adversely affect any rights of Licensor in and to the Licensed Marks or any registrations thereof or which, directly or indirectly, may reduce the value of the Licensed Marks or detract fro m their reputation. Licensee will use its best efforts to distribute Licensed Products in the proper channels comparable to those of the brands outlined in Article 7 A (i) herein.

B.   At Licensor's request, Licensee shall execute any documents, including Registered User Agreements, reasonably required by Licensor to confirm the respective rights of Licensor in and to the Licensed Marks in each jurisdiction in the Territory and the respective rights of Licensor and Licensee pursuant to this Agreement. Licensee shall cooperate with Licensor, in connection with the filing and the prosecution by Licensor of applications to register or renew the Licensed Marks in International Class 3 for Licensed Products sold hereunder in each jurisdiction in the Territory where Licensee has reasonably requested the same. Such filings and prosecution outside the U.S. shall be in the name of Mr. Richard Hilton or Licensor, as Licensor shall so decide, the expense of which will be fully paid by   Licensor . Nothing contained herein shall obligate Licensor to prosecute any trademark application outside the U.S. which is opposed or rejected in any country after the application is filed, provided, however, that any such prosecution shall go forward if (a) Licensee requests same; (b) License e and Licensor share the costs   for same directly; and (c) such prosecution is in Licensor's name and directed by Licensor. Licensor shall cooperate fully with any such prosecution.

C.   Licensee shall use the Licensed Marks in each jurisdiction in the Territory strictly in compliance with the legal requirements obtained therein and shall use such markings in connection therewith as may be required by applicable legal provisions. Licensee shall cause to appear on all Licensed Products and on all materials on or in connection with which the Licensed Marks are used, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

D.   Licensee shall never challenge the validity of the Licensed Marks or any application for registration or registration thereof or any rights of Licensor therein. The foregoing shall not be deemed to prevent Licensee from asserting, as a defense to a claim of breach of contract brought against Licensee by Licensor for failure to perform its obligations hereunder, that its ceasing performance under this Agreement was based upon Licensor's failure to own the Licensed Marks in the United States of America, provided that it is established in a court of law that Licensor does not own the Licensed Marks, that the Licensed Marks are owned by a third party so as to preclude the grant of the license provided herein.

E.   In the event that Licensee learns of any infringement or imitation of the Licensed Marks or of any use by any person of a trademark similar to the Licensed Marks, it promptly shall notify Licensor thereof. In no event, however, shall Licensor be required to take any action if it deems it inadvisable to do so.

F.   Licensor shall be required to protect, indemnify and   hold Licensee harmless against, or be liable to Licensee for, any liabilities, losses, expenses or damages which may be suffered or incurred by Licensee as a result of any infringement or allegation thereof by any other person, firm or corporation, other than by reason of Licensor's breach of the representations made and obligations assumed herein. Licensor and Ms. Kathy Hilton make no warranties or representations as to the registrability of the Licensed Marks in the various worldwide trademark offices in the Territory, except that Licensor warrants and represents that a trademark application will be filed for the Licensed Mark in the United States Patent and Trademark Office in International Class 3. Licensor and Ms. Kathy Hilton warrant and represent that they are not aware of any registrations or pending applications in International Class 3, or otherwise, that would preclude or restrict Licensee from selling the Licensed Products anywhere in the Territory.

ARTICLE 14

Defaults; Termination

A.   The following conditions and occurrences shall constitute "Events of Default" by Licensee:

1.	the failure to pay Licensor the full amount due it under any of the provisions of this Agreement by the prescribed date for such payment;

2.	the failure to deliver full and accurate reports pursuant to any of the provisions of this Agreement by the prescribed due date therefore;

3.	the making or furnishing of a knowingly false statement in connection with or as part of any material aspect of a report, notice or request rendered pursuant to this Agreement;

4.	the failure to maintain the insurance required by Article 12;

5.	use of the Licensed Marks in an unauthorized or unapproved manner;

6.	Licensee's use of other trademarks in association with the Licensed Products, without prior written consent of Licensor;

7.
the commencement against Licensee of any proceeding in bankruptcy, or similar law, seeking reorganization, liquidation, dissolution, arrangement, readjustment, discharge of debt, or seeking the appointment of a receiver, trustee or custodian of all or any substantial part of Licensee's property, not dismissed within sixty (60) days, or Licensee's making of an assignment for the benefit of creditors, filing of a bankruptcy petition, its acknowledgment of its insolvency or inability to pay debts, or taking advantage of any other provision of the bankruptcy laws;

8.	the material breach of any other material promise or agreement made herein.

B.   In the event Licensee fails to cure (i) an Event of Default within thirty (30) days after written notice of default is transmitted to Licensee under Article 14A.3, A.5, A.6, or A.7; or (ii) Licensee fails to cure any other Event of Default within sixty (60) days after written notice of default is transmitted to Licensee or within such further period as Licensor may allow, this Agreement shall, at Licensor's option, be terminated, on notice to Licensee, without prejudice to Licensor's right to receive other payments due or owing to Licensor under this Agreement or to any other right of Licensor, including the right to damages and/or equitable relief , except with respect to a failure to make all of the payments due under paragraph A of this Article 14, which shall only give rise to a right of termination and the payment of a termination fee of $100,000 by Licensor and not a right to recover Guaranteed Minimum Royalties ..

C.   Upon the termination of this Agreement; or, in the event this Agreement is not renewed as provided in Article 4 above; or, in the event of the termination or expiration of a renewal term of this Agreement, Licensee, except as specified below, will immediately discontinue use of the Licensed Marks, will not resume the use thereof or adopt any colorable imitation of the Licensed Marks or any of part thereof, will promptly deliver and convey to Licensor (free of all liens and encumbrances) (i) all plates, engravings, silk-screens, or the like used to make or reproduce the Licensed Marks, and (ii) all items affixed with likeness or reproductions of the Licensed Mark, whether Licensed Products, labels, bags, hangers, tags or otherwise, and, upon request by Licensor, will assign to Licensor such rights as Licensee may have acquired in the Licensed Marks. In the event that this Agreement expires or is terminated by Licensor due to Licensee's default, Licensor shall have an option, but not an obligation, to purchase any bottle molds and tooling for the Licensed Products, free of all liens and other encumbrances, at a price equal to Licensee's cost for same established by submission of bill(s) from supplier and satisfactory proof of payment for same. Licensor shall pay such cost as follows: 50% at closing and the balance paid by six (6) equal monthly payments. Licensor shall, at the time it exercises its purchase option, enter into a security agreement with Licensee with respect to the molds, which shall entitle Licensee to foreclose on its security interest in the molds in the event Licensor fails to make any installment payments due within fifteen (15) days after receiving notice of default. Licensor shall exercise its aforesaid option within thirty (30) days after Licensee's submission of documents establishing the cost thereof. Notwithstanding the foregoing, if Licensor has terminated this Agreement due to Licensee's default, Licensor, at its option, shall be entitled, in exercising its purchase option, to deduct from the cost price an amount equal to the sales and guaranteed minimum royalties Licensor is entitled to recover, for which deduction Licensee shall receive a credit. In the event Licensor exercises its aforesaid option, Licensee shall be precluded forever from using the bottle molds or tools and from selling or otherwise transferring or licensing any rights whatsoever in the molds or tools to any third party. In the event that Licensor does not exercise its aforesaid option, Licensee shall not use the bottle molds or tools or sell or otherwise transfer or license any rights whatsoever in the bottle mold or tools to any third party for a period of two (2) years after the date of termination of the Agreement. In the event of any permitted use of the bottle mold and/or tools by Licensee, Licensee shall not use in connection therewith the Licensed Mark, any trademark confusingly similar thereto, any trade dress associated with the Licensed Products, any advertising or promotional materials used in connection with the Licensed Products or any other markings or materials which would cause a reasonable consumer to believe that any new items sold using the bottle mold and tools are authorized by Licensor or in some way associated with the Licensed Marks. Any permitted sale or license of the bottle molds and/or tools by Licensee shall prohibit in writing the purchaser or licensee from using the Licensed Marks, and any confusingly similar trademarks and any such trade dress, advertising, promotional materials, markings or other materials and shall expressly make Licensor a third party beneficiary of such provision.

ARTICLE 15

Rights on Expiration or Termination

A.   If this Agreement expires or is terminated, Licensee shall cease to manufacture Licensed Products (except for work in process or to balance component inventory) but shall be entitled, for an additional period of twelve (12) months only, on a non-exclusive basis, to sell and dispose of its inventory subject, however, to the provisions of Article 9. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalties thereon but not to the payment of Guaranteed Minimum Royalties. Such accounting and payment shall be made monthly.

B.   In the event of termination in accordance with Article 14 above, Licensee shall pay to Licensor, the Sales Royalty then owed to it pursuant to this Agreement or otherwise.

C.   Notwithstanding any termination in accordance with Article 14 above, Licensor shall have and hereby reserve all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Mark, and to collect royalties payable by Licensee pursuant to this Agreement and to be compensated for damages for the breach of this Agreement.

D.   Upon the expiration or termination of this Agreement, Licensee shall deliver to Licensor a complete and accurate schedule of Licensee's inventory of Licensed Products and of related work in process then on hand (including any such items held by Subsidiaries, Affiliates or others on behalf of Licensee) (hereinafter referred to as "Inventory”). Such schedule shall be prepared as of the close of business on the date of such expiration or termination and shall reflect Licensee's cost of each such item. Notwithstanding anything contained to the contrary in this Agreement, Licensor thereupon shall have the option, exercisable by notice in writing delivered to Licensee within thirty (30) days after its receipt of the complete Inventory schedule, to purchase any or the entire Inventory, free of all liens and other encumbrances, for an amount equal to Licensee's cost plus *%. In the event such notice is sent by Licensor, Licensee shall deliver to Licensor or its designee all of the Inventory referred to therein within thirty (30) days after Licensor's said notice and, in respect of any Inventory so purchased, assign to Licensor all then outstanding orders from Licensee to its suppliers and to Licensee from its customers. Licensor shall pay Licensee for such Inventory within twenty (20) days after the delivery of such Inventory to Licensor. No Sales Royalty shall be payable to Licensor with respect to the Inventory purchased by Licensor.

ARTICLE 16

Sublicensing and Distribution

A.   The performance of Licensee hereunder is of a personal nature. Therefore, neither this Agreement nor the License or other rights granted hereunder may be assigned, sublicensed or transferred by Licensee, whether to a Subsidiary, Affiliate or unrelated third-party except by prior written approval of Licensor, which approval will not be unreasonably withheld. However, any assignment of this Agreement or the rights granted hereunder must be to an entity with equal or superior financial strength to Licensee , unless Licensor agrees otherwise ..

B.   Notwithstanding anything contained to the contrary in this Agreement, this Agreement shall not terminate if Licensee is merged or otherwise consolidated into another entity which is the surviving entity of equal or superior financial strength.

C.   Licensee shall be entitled to use distributors in connection with its sale of Licensed Products under this Agreement without approval of Licensor. No such distributor, however, shall be entitled to exercise any of Licensee's rights hereunder except for the manufacture and sale of Licensed Products which have been approved by Licensor hereunder.

ARTICLE 17

Miscellaneous

A.   Representations .. The parties respectively represent and warrant that they have full right, power and authority to enter into this Agreement and perform all of their obligations hereunder and that they are under no legal impediment which would prevent their signing this Agreement or consummating the same. Licensor represents and warrants that it has the right to license the Licensed Mark and that Licensor has not granted any other existing license to use the Licensed Mark on products covered hereunder in the Territory and that no such license will be granted during the Term of this Agreement except in accordance with the provisions hereof.

B.   Licensor's Rights. Not withstanding anything to the contrary contained in this Agreement, Licensor shall not have the right to negotiate or enter into agreements with third parties pursuant to which it may grant a license to use the Licensed Marks in connection with the manufacture, distribution and/or sale of products covered hereunder in the Territory or provide consultation and design services with respect to such products in the Territory prior to the termination or expiration of this Agreement.

C.   Governing Law; Entire Agreement . T his Agreement shall be construed and interpreted in accordance with the laws of the State of the defendant, either California or Florida, applicable to agreements made and to be performed in said State, contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior oral or written understandings and agreements relating thereto and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally. Any legal action must be brought in the State of the defendant, either California for Licensor or Florida for Licensee.

D.   No Agency. Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, and Licensee shall have no power to obligate or bind Licensor in any manner whatsoever.

E.   No Waiver. No waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

F.   Void Provisions. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

G.   Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if those words or phrases were never included in this Agreement, and no implication or inference shall be drawn from the fact that the words or phrases were so stricken out or otherwise eliminated.

H.   Force Majeure. Neither party hereto shall be liable to the other for delay in any performance or for the failure to render any performance under the Agreement (other than payment to any accrued obligation for the payment of money) when such delay or failure is by reason of lockouts, strikes, riots, fires, explosions, blockade, civil commotion, epidemic, insurrection, war or warlike conditions, the elements, embargoes, act of God or the public enemy, compliance with any law, regulation or other governmental order, whether or not valid, or other similar causes beyond the control of the party effected. The party claiming to be so affected shall give notice to the other party promptly after it learns of the occurrence of said event and of the adverse results thereof. Such notice shall set forth the nature and extent of the event. The delay or failure shall not be excused unless such notice is so given. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement if the other party is unable to perform any or all of its obligations hereunder for a period of six (6) months by reason of said event as if the date of termination were the date set forth herein as the expiration date hereof. If either party elects to terminate this Agreement under this paragraph, Licensee shall have no further obligations for the Guaranteed Minimum Royalties beyond the date of termination (which shall be prorated if less than an Annual Period is involved) and shall be obligated to pay any Sales Royalty which is then due or becomes due.

I.   Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties, their respective successors, Licensor's transferees and assigns and Licensee's permitted transferees and assigns.

J.   Resolution of Disputes. Any controversy or claim arising out of, in connection with, or relating to this Agreement, shall be determined by arbitration by a three person arbitration panel at the office of the American Arbitration Association. Both Parties shall share equally the cost of such arbitration (except each shall bear its own attorney's fees). Any decision rendered by the arbitrators shall be final and binding, and judgment may be entered in any court having jurisdiction.

K.   Consolidation. Notwithstanding anything contained to the contrary in this Agreement (i) this Agreement shall not terminate if Licensor is merged or otherwise consolidated into another entity which is the surviving entity; and, (ii) Licensor shall be entitled to assign this Agreement to any Corporation to which the Trademark is assigned.

L.   Survival. The provisions of Licensed Products in Sections 11, 12A, 12D, 13, 15, 16, and 17 shall survive any expiration or termination of this Agreement.

M.   Paragraph Headings. The paragraph headings in this Agreement are for convenience of reference only and shall be given no substantive effect.

ARTICLE 18

Notices

Any notice or other communications required or permitted by this Agreement to be given to a party will be in writing and will be considered to be duly given when sent by any recognized overnight courier service to the party concerned to the following persons at their stated addresses (or to such other persons or addresses as a party may specify by notice to the other):

To Licensor:	Richard & Kathy Hilton 250 North Canon Dr. 2nd Floor, Beverly Hills, CA 90210 Hilt4321@aol.com

With a copy to:	Robert L. Tucker, Esq., Tucker & Latifi, LLP 160 East 84th Street, New York, NY 10028 Tel: 212-472-6262; Fax: 212-744-6509. RTucker@TuckerLatifi.com

and:	GLMAC 2875 NE 191 st Street Suite 501 Aventura, Fl. 33180 Attn: Mr. Lucien Lallouz lallouz@glmac.com

To Licensee:	OmniReliant Corp. 4902 Eisenhower Blvd., Suite 185 Tampa, Florida 33634

With a copy to:	Steven Holtzman, Esq. Ruden McClosky 401 E. Jackson Street Suite 2700 Tampa, Florida 33602 Tel: 813-222-6616 Fax: 813-314-6916 Steve.Holzman@ruden.com

Notice of the change of any such address shall be duly given by either party to the other in the manner herein provided.

 EXECUTED on the day and year first written above:

OMNIRELIANT CORP.

By:
Chris D. Phillips, Pr esident

KRH LICENSING COMPANY, LLC

By:
Richard Hilton, President

Ms. Kathy Hilton warrants and represents that should there be a successor entity to the rights to the KATHY HILTON trademark, such successor shall assume the obligations and succeed to the rights of the Licensor and the rights of Licensee shall continue unaffected.

ACKNOWLEDGE and APPROVED :

Kathy Hilton

Dated: October ___, 2006